EXHIBIT (a)(1)

CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND
SENIOR FINANCIAL OFFICERS OF NEUBERGER BERMAN FUNDS
I.	Covered Officers/Purpose of the Code

This code of ethics (“Code”) for the registered investment companies within the Neuberger Berman Fund complex (each, a “Company”) applies to each Company’s Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer (the “Covered Officers,” each of whom is listed in Exhibit A).  The purpose of the Code is to promote:

◾	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

◾
full, fair, accurate, timely and understandable disclosure in reports and documents that a Company files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Company;

◾	compliance with applicable laws and governmental rules and regulations;

◾	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

◾	accountability for adherence to the Code.
II.	Covered Officers Should Handle Ethically Actual, Potential and Apparent Conflicts of Interest

Overview.  Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual, potential and apparent conflicts of interest.

An “actual conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or his or her service to, the Company.  For example, a conflict of interest would arise if a Covered Officer, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Company.

A “potential conflict of interest” occurs when a Covered Officer’s private interest is such that it might, under certain circumstances, interfere with the interests of the Company or the Officer’s service to the Company, but those circumstances do not now exist.

Appearances may create an “apparent conflict of interest” even when an actual conflict does not exist.  For example, an apparent conflict may exist if a Covered Officer owns a thinly traded security that a series of a Company (a “Fund”) is buying, even if there is no actual conflict of interest.

Certain actual or potential conflicts of interest may arise out of the relationships between Covered Officers and the Company and already are subject to conflict of interest provisions in the Investment Company Act of 1940 (“Investment Company Act”) and the Investment Advisers Act of 1940 (“Investment Advisers Act”).  For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with a Fund because of their status as “affiliated persons” of the Company.  The compliance programs and procedures of NBIA, Neuberger Berman Alternative Advisers LLC, and Neuberger Berman Europe Limited (collectively referred to as the “investment adviser”) and each Company are designed to prevent, or identify and correct, violations of these provisions.  This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

Although typically not presenting an opportunity for improper personal benefit, actual or potential conflicts may arise from, or as a result of, the contractual relationship between the Company and the investment adviser of which the Covered Officers are also officers or employees.  As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Company or for the investment adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the adviser and the Company.  The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Company and the investment adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Company.  Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically.  In addition, it is recognized by the Companies’ Boards of Managers/Trustees/Directors (“Boards”) that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act.  The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Company.  The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive.

Each Covered Officer must not:

◾
use his or her personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Company, as for example where the Covered Officer would benefit personally to the detriment of the Company;

◾	cause the Company to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit the Company;

◾	retaliate against any other Covered Officer, or any employee of a Company, its service providers, or the affiliated persons of any of them, for good faith reports of potential violations of this Code.

There are some actual or potential conflict of interest situations that should always be approved by the Company’s Chief Legal Officer1 if material.  Covered Officers are encouraged to discuss with the Chief Legal Officer any potential conflict the materiality of which is uncertain.

Examples of reportable conflicts include:

◾	service as a director on the board of any public or private company, other than the Companies, their investment adviser, and its affiliates;

◾	the receipt of any non-nominal gifts, i.e., those in excess of $100;

◾
the receipt of any entertainment from any company with which the Company has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

◾	any ownership interest in, or any consulting or employment relationship with, any of the Company’s service providers, other than its investment adviser or any affiliated person thereof; and

◾
a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Company for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

III.	Disclosure and Compliance

◾	Each Covered Officer must familiarize himself or herself with the disclosure requirements generally applicable to the Company and the Company’s Disclosure Controls and Procedures;

◾
each Covered Officer must not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company’s trustees/directors and auditors, and to governmental regulators and self-regulatory organizations;

◾
each Covered Officer should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Companies and the adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Companies file with, or submit to, the SEC and in other public communications made by the Companies; and

[1]	The Board of each Company has appointed the Chief Legal Officer set forth in Exhibit A.

◾	each Covered Officer should promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.
IV.	Reporting and Accountability

Each Covered Officer must:

◾	upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he or she has received, read, and understands the Code;

◾	annually thereafter affirm to the Board that he or she has complied with the requirements of the Code;

◾
report on the Company’s Questionnaire for Managers/Trustees/Directors and Officers, where responsive to appropriate questions, all categories of affiliations or other relationships giving rise to actual or potential conflicts of interest; and

◾	notify the Chief Legal Officer promptly if he or she is aware of facts and circumstances that he or she knows are a violation of this Code. Failure to do so is itself a violation of this Code.

The Chief Legal Officer is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation.2  However, any approvals or waivers3 sought by the Principal Executive Officer will be considered by the Independent Managers/Trustees/ Directors of the affected Company (the “Committee”).

The Companies will follow these procedures in investigating and enforcing this Code:

◾	The Chief Legal Officer will take all appropriate action to investigate any potential violations reported to him or her.

◾
The Chief Legal Officer will report to the Committee the outcome of the investigation, including the facts of the initial report, the scope and outcome of the investigation, and whether or not the Chief Legal Officer believes that a violation occurred.

◾	The person who initially reported the matter will be informed that the matter has been investigated and reported to the Committee.

◾
If the Committee concurs that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the investment adviser or its board; or a recommendation to dismiss the Covered Officer.

◾	The Committee will be responsible for granting waivers, as appropriate.

◾	Any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

[2]	The Chief Legal Officer is authorized to consult, as appropriate, with counsel to the Company and counsel to the Independent Trustees/Directors, and is encouraged to do so.
[3]	Item 2 of Form N-CSR defines “waiver” as “the approval by the registrant of a material departure from a provision of the code of ethics” and “implicit waiver” as “the registrant’s failure to take action within a reasonable period of time regarding a material departure from a provision of the code of ethics that has been made known to an executive officer” of the registrant. Both waivers and implicit waivers must be disclosed publicly.

V.	Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Companies for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder.  Insofar as other policies or procedures of the Companies, the investment adviser, the Companies’ principal underwriter, or other service providers purport to apply a lesser standard to the behavior or activities of the Covered Officers, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code.  The Companies’ and the investment adviser’s codes of ethics under Rule 17j-l under the Investment Company Act and the investment adviser’s more detailed policies and procedures set forth in each investment adviser’s Compliance Manual are separate requirements applying to the Covered Officers and others, and are not preempted by this Code.
VI.	Amendments

Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board, including a majority of the Committee.

VII.	Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly.  Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the appropriate Company, its Board (and any Committee of the Board) and their counsel.
VIII.	Internal Use

The Code is intended solely for internal use by the Companies and does not constitute an admission, by or on behalf of any Company, as to any fact, circumstance, or legal conclusion.

Exhibit A

List of Covered Officers under the Code and Applicable Funds

As of December 18, 2025

Funds	Principal Executive Officer	Treasurer, Principal Financial and Accounting Officer
NB Funds[4]	Joseph V. Amato	John M McGovern
Private Equity Closed End Funds[5]	David Morse	Mark J. Bonner
NB Asset Based Credit Fund	Peter Sterling	Dean Winick

Chief Legal Officer for the Funds:

Gariel Nahoum
Email:  Gariel.Nahoum@nb.com
Telephone:  (646) 497-4674

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The NB Funds include each of the following and their series (if any):  Neuberger Berman Advisers Management Trust, Neuberger Berman Alternative Funds, Neuberger Berman Equity Funds, Neuberger Berman ETF Trust, Neuberger Berman Income Funds, Neuberger High Yield Strategies Fund Inc., Neuberger Municipal Fund Inc., Neuberger Energy Infrastructure and Income Fund Inc., Neuberger Next Generation Connectivity Fund Inc., and Neuberger Real Estate Securities Income Fund Inc.

[5]	The Private Equity Closed-End Funds include each of the following: NB Crossroads Private Markets Fund IV Holdings LLC, NB Crossroads Private Markets Fund IV (Tl), NB Crossroads Private Markets Fund IV (TE), NB Crossroads Private Markets Fund V Holdings LP, NB Crossroads Private Markets Fund V (TE) LP, NB Crossroads Private Markets Fund V (TI) LP, NB Crossroads Private Markets Fund V (TE) Advisory LP, NB Crossroads Private Markets Fund V (TI) Advisory LP, NB Crossroads Private Markets Fund VI LP, NB Crossroads Private Markets Fund VI Advisory LP, NB Crossroads Private Markets Fund VI Holdings LP, NB Crossroads Private Markets Fund VII LP, NB Crossroads Private Markets Fund VII Advisory LP, NB Crossroads Private Markets Fund VII Holdings LP, and NB Private Markets Access Fund LLC.

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